UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 6, 2010

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33662	26-1336998

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746-5149

(Address of Principal Executive Offices including Zip Code)
(512) 433-5200

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information set forth under Item 2.03 of this Current Report on Form 8-K with respect to the Credit Agreement (as defined therein) is hereby incorporated into this Item 1.01 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     On August 6, 2010, Forestar Group Inc. (the “Company”) entered into an Amended and Restated Revolving and Term Credit Agreement among the Company, Forestar (USA) Real Estate Group Inc. (“Borrower”), certain of its wholly-owned subsidiaries signatory thereto, KeyBank National Association, as administrative agent, the lenders party thereto, and the other parties thereto (the “Credit Agreement”) in order to consolidate previous amendments and to effect the principal amendments described below.
     The principal amendments to the Credit Agreement are to: extend the maturity date of the revolving loan to August 3, 2013 (with a one-year extension option) and of the term loan to August 3, 2015; reduce the revolving loan commitment to $175 million, subject to the ability to increase the aggregate facility by up to $150 million by securing additional commitments; eliminate any additional required commitment reductions during the term of the facility; reduce the interest coverage ratio from 1.75x to 1.05x; provided that during any period when the minimum interest coverage ratio falls below 1.50x, the interest rate on outstanding loans will increase by two percent and no new acquisitions, discretionary capital expenditures or distributions will be permitted; and reduce the minimum value to commitment ratio from 1.75:1.00 to 1.60:1.00.
     Prepayment is permitted at any time subject to payment of a prepayment fee for prepayments exceeding $25 million on the term loan. Such prepayment fee would be three percent during the initial six months after the closing date, two percent during months seven through 12, and one percent during months 13 through 18.
     All borrowings under the credit facility are secured by (a) mortgages on the Timberland, High Value Timberland and Raw Entitled Land (as defined in the Credit Agreement), as well as pledges of other rights, (b) assignments of current and future leases, rents and contracts, (c) a security interest in Borrower’s primary operating account, and (d) a pledge of the equity interests in current and future material operating subsidiaries or joint venture interests, or if such pledge is not permitted, a pledge of the right to distributions from such entities. Borrower and its subsidiaries are also subject to a negative pledge (without the requirement for a mortgage) on other assets. The credit facility provides for releases of real estate provided that borrowing base compliance is maintained.
     Some of the lenders under the credit facility and their affiliates have or may have had customary banking relationships with the Company based on the provision of a variety of financial services, including cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.
     The foregoing summary of the Credit Agreement amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement amendment filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Revolving and Term Credit Agreement, dated as of August 6, 2010, by and among the Company, Forestar (USA) Real Estate Group Inc. and its wholly-owned subsidiaries signatory thereto, KeyBank National Association, as administrative agent, and the lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.
Dated: August 6, 2010	By:	/s/ Christopher L. Nines
		Name:	Christopher L. Nines
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Revolving and Term Credit Agreement, dated as of August 6, 2010, by and among the Company, Forestar (USA) Real Estate Group Inc. and its wholly-owned subsidiaries signatory thereto, KeyBank National Association, as administrative agent, and the lenders party thereto.